United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 23, 2005
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On May 23, 2005, Applied Signal Technology, Inc. (“Applied Signal”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Dynamics Technology, Inc. (“DTI”), a privately-held company headquartered in Torrance, California with offices in Anaheim, California and Arlington, Virginia. DTI is a provider of advanced sensor and signal processing products for advanced space-based, airborne, terrestrial and undersea sensor technologies. The combined company will be a provider of signal processing products and services in support of intelligence, surveillance and reconnaissance for global security. The Merger Agreement provides for the merger of DTI with a wholly-owned subsidiary of Applied Signal (the “Merger”) in exchange for the payment by Applied Signal to the holders of DTI common stock of the sum of $30 million in cash plus all cash received by DTI prior to the closing from the exercise of options to acquire DTI common stock, subject to an adjustment based upon the closing cash balance and balance sheet of DTI.

Applied Signal will fund the consideration from its current investments and from a $10 million term loan that Applied Signal expects to enter into with Wells Fargo Bank, N. A., immediately prior to the closing of the Merger.

Immediately prior to the execution of the Merger Agreement, certain officers and directors of DTI representing 82.7% of the outstanding shares of capital stock of DTI entered into voting agreements pursuant to which they agreed to vote in favor of the Merger and the Merger Agreement. Consummation of the Merger is subject to reciprocal closing conditions, including approval from the DTI shareholders, absence of governmental restraints, and accuracy of representations, and is expected on or about July 1, 2005. The Merger Agreement contains certain termination rights for both Applied Signal and DTI. Ten percent (10%) of the Merger Consideration will be deposited into an escrow account for twelve (12) months following the closing to satisfy certain indemnification obligations of the DTI shareholders.

A copy of the press release announcing the signing of the Merger Agreement is attached hereto as Exhibit 99.1.

Item 2.02: Results of Operations and Financial Condition

On May 24, 2005, Applied Signal issued a press release announcing its financial results for the quarter ended April 29, 2005, and hosted a conference call to discuss the financial results for the quarter ended April 29, 2005. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Press Release dated May 24, 2005 announcing that Applied Signal Technology, Inc. has signed an agreement to acquire Dynamics Technology, Inc. and announcing financial results for the quarter ended April 29, 2005
99.2	Transcript of conference call held on May 24, 2005

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Signal Technology, Inc. (Registrant)
Date: May 26, 2005	/s/ Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated May 24, 2005 announcing that Applied Signal Technology, Inc. has signed an agreement to acquire Dynamics Technology, Inc. and announcing financial results for the quarter ended April 29, 2005
99.2	Transcript of conference call held on May 24, 2005

Exhibit 99.1
Press Release issued by Applied Signal Technology, Inc. on May 24, 2005

Press Release

For Immediate Release
Contact:
James Doyle
Chief Financial Officer
or
Alice Delgado
Investor Relations
(408) 749-1888

APPLIED SIGNAL TECHNOLOGY, INC.
ANNOUNCES PLANS TO ACQUIRE DYNAMICS TECHNOLOGY, INC.
AND SECOND QUARTER OPERATING RESULTS

Sunnyvale, CA. May 24, 2005 – Applied Signal Technology, Inc. (NASDAQ - APSG) announced it has entered into a definitive agreement to acquire Dynamics Technology, Inc. (“DTI”), a privately-held company headquartered in Torrance, California with offices in Anaheim, California and Arlington, Virginia. DTI is a world-class provider of advanced sensor and signal processing products for advanced space-based, airborne, terrestrial and undersea sensor technologies. The combined company will be a provider of signal processing products and services in support of intelligence, surveillance and reconnaissance for global security.

Applied Signal Technology also announced its operating results for the second quarter of fiscal year 2005 ended April 29, 2005.

Acquisition Plans

Applied Signal Technology has entered into a definitive agreement to acquire DTI for $30 million in cash subject to adjustment based upon DTI’s closing balance sheet, plus all cash received by DTI prior to the closing from the exercise of options to acquire DTI common stock. Applied Signal Technology will fund the purchase price from its current investments and from a $10 million term loan from Wells Fargo Bank. The acquisition is expected to close on or about July 1, 2005 subject to DTI shareholder approval.

Regarding the acquisition, Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Technology, commented, “The acquisition of Dynamics Technology is a first for our company. It fits in with our strategic plan as we believe that diversification into other areas of defense electronics will provide better stability for our company and opportunity for more growth. DTI has a rich technology development pipeline and this acquisition will expand our support of Department of Defense and intelligence community missions, while providing entry to emerging homeland defense missions with practical technology and advanced systems solutions.”

“Of course, we started this diversification at the beginning of fiscal year 2005 when we formed the Electronic Systems Division in Allen, Texas to pursue opportunities in Electronics Intelligence or ELINT. We are pleased with the progress we are making with our investments in this ELINT marketplace.”

“In our strategic plan, we have set an aggressive goal to enter into new defense electronics business areas that may become a key aspect of our future revenues. Our goal has been to find a business that has opportunities in a marketplace to which our core competencies could enhance growth.”

“We believe that, with this acquisition, we are on our way to meeting these strategic goals. DTI brings very good technical solutions to certain intelligence requirements and with our ability to bring state-of-the-art technological signal processing solutions to practical solutions, we believe that DTI’s solutions can become fielded solutions.”

Mr. Yancey concluded with, “There are no redundancies in staff, facilities, or capital and no restructuring will be required. Both companies are in a growth mode that is anticipated to continue and therefore we anticipate continued growth for the new APSG.”

Mr. William Van Vleet, President and Chief Executive Officer of Dynamics Technology, who plans on joining Applied Signal Technology as the Executive Vice-President of the Sensor Signal Processing Group said he sees this acquisition as fulfilling what had been planned in the company’s evolution. “We believe this acquisition increases the value to our customers by ensuring sustained access to key technology innovation and enhancing our ability to deliver integrated hardware and software products. APSG has the mature engineering design, development, production and support services to successfully transition our advanced technologies to the user community.”

Operating Results

Revenues for the second quarter of fiscal year 2005 were $32,053,000 compared with revenues of $36,811,000 for the second quarter of fiscal year 2004. Revenues for the first six months of fiscal year 2005 were $62,163,000 compared to revenues of $65,105,000 for the first six months of fiscal year 2004. The decrease in revenues for the second quarter and the first six months of fiscal year 2005 when compared to the same period of fiscal year 2004 is due, in part, to less product sales and in part, to a reduction in revenues from our largest contract primarily as a result of the stop work notice we received on a portion of the contract during fiscal year 2004.

Operating income for the second quarter of fiscal year 2005 was $3,727,000 compared with operating income of $4,712,000 for the second quarter of fiscal year 2004. The operating income for the first six months of fiscal year 2005 was $6,999,000 compared with operating income of $7,888,000 for the first six months of fiscal year 2004. The decrease in operating income during the second quarter and the first six months of fiscal year 2005 when compared with the same periods in fiscal year 2004 is due, in part, to a decrease in revenues and in part, to greater program profitability generated from the completion of certain production programs during the second quarter of fiscal year 2004.

Net income for the second quarter of fiscal year 2005 was $2,327,000 or $0.20 per diluted share compared to net income for the second quarter of fiscal year 2004 of $3,937,000 or $0.34 per diluted share. Net income for the first six months of fiscal year 2005 was $4,354,000 or $0.37 per diluted share compared to net income of $6,093,000 or $0.53 per diluted share for the first six months of fiscal year 2004. The decline in net income during the second quarter and the first six months of fiscal 2005 when compared to the same periods of fiscal 2004 is primarily due to a significantly higher tax rate in fiscal year 2005. During the second quarter of fiscal year 2004, we determined that the valuation allowance against our deferred tax assets was no longer required. This resulted in a credit to our tax provision that lowered our tax rate for the second quarter of fiscal year 2004 to 18.8%. Our effective tax rate for the second quarter of fiscal year 2005 is 41%.

New orders received during the second quarter of fiscal year 2005 were $21,284,000 compared to new orders received during the second quarter of fiscal year 2004 of $28,636,000. Order levels for the first six months of fiscal year 2005 were $32,410,000 compared to order levels of $93,185,000 for the same period of fiscal year 2004. The level of new orders for the first six months of fiscal year 2004 were significantly higher than the same period in fiscal year 2005 as a result of a major modification resulting in an increase to our largest contract of approximately $48,524,000 received during the first quarter of fiscal year 2004.

Regarding the operating results, Mr. Yancey commented, “The stop work on our largest contract that we announced previously did contribute to the decrease in revenue for the second quarter of fiscal year 2005 compared to the same period for fiscal year 2004. We do feel that this effect will be offset by the recently announced award of a new development program. As was announced, this initial $5 million award was a letter contract to start the development effort and we expect to negotiate the final terms of the contract, which was proposed at $35 million, in the near future. We are still observing a strong demand from our U.S. Government customers for intelligence capabilities. We continue to have strong proposal activities and a large portion of these proposals are for sole source opportunities. We are in an aggressive hiring mode because a majority of our backlog is engineering development work which is manpower intensive. We have been successful in being able to attract technical talent at all of our locations.”

Attached to this news release are unaudited condensed statements of operations and balance sheets.

The Company will host a conference call on Tuesday, May 24, 2005 to discuss second quarter results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on May 24, 2005 at 9:00 a.m. Eastern (6:00 a.m. Pacific). There is no pass code required. This call is being web cast by Vcall and can be accessed at Applied Signal Technology, Inc.’s website at www.appsig.com. Investors can also access the web cast at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit the Company’s website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements discussed in this release include statements as to our ability to complete the acquisition of DTI and achieve expected benefits of the acquisition, including the expansion of products and services offered by the combined company; the ability to cause DTI solutions to become fielded solutions; benefits that may be obtained from a strategy of diversification of our core business and generate expected revenues from new defense electronics business areas; continued progress in the ELINT market; the completion of negotiations on recently announced new development programs and the funding of such program at expected levels; continued strong demand from our U.S. Government customers and the future spending by the U.S. Government on intelligence gathering; and the Company’s ability to hire qualified personnel and such personnel’s ability to obtain security clearances. The risks and uncertainties associated with these statements include the risks that the acquisition will close; and if completed, will be successful and achieve the expected benefits; the success of our strategic plan, including our plans to diversify; whether our ELINT business will generate revenues and become successful in its market; whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether the Company will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by the Company will be profitable and whether any such contracts might be terminated prior to completion; the possibility that product sales could be declining; whether the Company will be able to hire additional qualified staff as needed; the ability to successfully enter new marketplaces; and other risks detailed from time to time in the Company’s SEC reports including its latest Form 10-K filed for the fiscal year ended October 31, 2004. The Company assumes no obligation to update the information provided in this news release.

APPLIED SIGNAL TECHNOLOGY
CONDENSED BALANCE SHEETS
(in thousands)

ASSETS

	April 29, 2005	October 31, 2004
	(unaudited)
Current assets:
Cash and cash equivalents	$ 26,013	$ 11,227
Short term investments	25,654	32,615
Accounts receivable	29,377	43,768
Inventory	10,617	5,392
Prepaids and other current assets	4,528 ------------	4,340 ------------
Total current assets	96,189	97,342

Property and equipment, at cost	65,277	63,105
Accumulated depreciation and amortization	(52,367) ------------	(50,682) ------------
Net property and equipment	12,910	12,423

Other assets	1,715 ------------	1,687 ------------

Total assets	$ 110,814 ======	$ 111,452 ======

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued payroll and benefits	$ 13,765	$ 18,319
Other accrued liabilities	2,350	2,336
Income taxes payable	320 ------------	28 ------------
Total current liabilities	16,435	20,683

Long-Term Liabilities:
Other liabilities	333	305
Accrued Rent	1,119 ------------	1,098 ------------
Total Long-Term liabilities	$ 1,452	$ 1,403

Shareholders’ equity	92,927 ------------	89,366 ------------

Total liabilities and shareholders’ equity	$ 110,814 ======	$ 111,452 ======

APPLIED SIGNAL TECHNOLOGY, INC.
CONDENSED STATEMENTS OF INCOME
FOR THE PERIODS ENDING APRIL 29, 2005 AND APRIL 30, 2004
(Unaudited)
(in thousands except per share data)

	Three Months Ended		Six Months Ended
	April 29, 2005	April 30, 2004	April 29, 2005	April 30, 2004

Revenues from contracts	$ 32,053	$ 36,811	$ 62,163	$ 65,105
Operating expenses:
Contract costs	20,646	24,146	40,485	42,446
Research and development	3,139	3,419	6,316	5,556
General and administrative	4,541 ------------	4,534 ------------	8,363 ------------	9,215 ------------

Total operating expenses	28,326 ------------	32,099 ------------	55,164 ------------	57,217 ------------

Operating income	3,727	4,712	6,999	7,888
Interest income/(expense), net	217 ------------	137 ------------	380 ------------	278 ------------

Income before provision for income taxes	3,944	4,849	7,379	8,166
Provision for income taxes	1,617 ------------	912 ------------	3,025 ------------	2,073 ------------

Net income	$ 2,327 ======	$ 3,937 ======	$ 4,354 ======	$ 6,093 ======

Net income per share – basic	$0.20	$0.36	$0.38	$0.56
Average shares – basic	11,364	10,990	11,329	10,922

Net income per share – diluted	$0.20	$0.34	$0.37	$0.53
Average shares – diluted	11,770	11,565	11,823	11,500

Exhibit 99.2
Transcript of conference call held on May 24, 2005

Applied Signal Technology, Inc.
Q2 2005 Earnings Conference Call
May 24, 2005
9:00 a.m. EST

PARTICIPANTS:

Gary Yancey, President, CEO
Jim Doyle, Chief Financial Officer

PRESENTATION:

Operator

Good morning, ladies and gentlemen. And welcome to the Applied Signal Technology second quarter 2005 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Mr. Gary Yancey, President and CEO of Applied Signal Corporation. Mr. Yancey, you may begin.

Gary Yancey – Applied Signal – President CEO

Thank you. Welcome everybody for the second quarter results. We’ll follow the same format that we typically do. I have Jim Doyle, our Chief Financial Officer, here with me on the conference call and he’ll recap our financial results, have any comments he has on that. With respect to that I’ll maybe give a couple of comments and after that we’ll turn it over to questions. Jim, we’ll turn it over to you.

Jim Doyle – Applied Signal – CFO

Thanks Gary. Good morning everyone. I’ll provide a review of our financial results let me start with our safe harbor. Our presentation today may contain forward-looking statements which reflect the company’s current judgment on future events. Because these statements deal with future events, they’re subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the company’s recent 10-Qs and 10-K.

We’re very pleased with the acquisition of Dynamics Technology Incorporated. It fits with our strategic plans and offers its diversification into other areas of defense electronics. We believe this diversification provides better stability for our company and the opportunity for more growth. DTI has a rich technology development pipeline and this acquisition will expand our support of Department of Defense and intelligence community missions while providing entry to emerging home land defense missions with practical technology and advanced systems solutions.

I’d like to now discuss our second quarter operating results. Revenues for the second quarter of fiscal 2005 were approximately 32.1 million, compared to revenues of approximately 36.8 million during the second quarter of fiscal 2004. Revenues for the first few months of fiscal 2005 were approximately 62.2 million, compared to approximately 65.1 million during the same period of fiscal 2004.

The various expenses, contract costs, research and development and G&A as a percentage of revenue, are fairly consistent year over year.

Operating income as a percentage of revenues for the second quarter and first six months of fiscal 2005 were 11.6, 11.3% respectively. The company booked 21.3 million in new orders during the second quarter of fiscal 2005. This includes 5 million of a previously announced letter contract award. It is anticipated that an additional 30 million will book once the final terms of the contract are negotiated.

Orders through the first six months of fiscal 2005 were 32.4 million compared to 93.2 million during the first six months of fiscal 2004.

Significant change in new orders is due to the fact that during the first quarter of fiscal 2004, we received a major modification resulting in an increase to our largest contract of approximately 48.5 million.

Even though revenue generation decreased during the second quarter of fiscal 2005 compared to fiscal 2004, we continue to believe that there are significant interest in signal intelligence by the U.S. government to respond to the threat of terrorist activities in the war against terrorism. We also believe that our company is well positioned to benefit from the anticipated spending.

I’d like to turn your attention to the income statement. The revenue decrease for the second quarter and the first six months of fiscal year 2005 compared to the same period in fiscal 2004 is due in part to less product sales and in part to a reduction in revenues from our largest contract.

We believe the reduction in revenues to our largest contract was primarily a result of the stop work notice we received on a portion of this contract during fiscal year 2004.

Contract costs were approximately 20.6 million, or 64.4% of revenues for the second quarter of fiscal 2005, compared to approximately 24.1 million or 65.6% of revenues for the second quarter of fiscal 2004.

Contract costs were approximately 40.5 million, or 65.1% of revenues for the first six months of fiscal 2005 compared to approximately 42.4 million or 65.2% of revenues for the same period of fiscal 2004.

Contract costs decreased in absolute dollars during the second quarter and first six months of fiscal 2005 compared to the same period in fiscal 2004 due to a decrease in revenues and a reduction in scrap activities from inventory.

R&D expenses were approximately 31 -- excuse me, were approximately 3.1 million, or 9.8% of revenues for the second quarter of fiscal 2005, compared to approximately 3.4 million, or 9.3% for the second quarter of fiscal 2004.

During the first six months of fiscal 2005, R&D expenses were approximately 6.3 million, or 10.2% of revenues, compared to approximately 5.6 million, or 8.5% of revenues incurred during the first six months of fiscal 2004.

R&D expenses were lower in absolute dollars during the second quarter of fiscal 2005 as a result of the use of annual targeted indirect rates in interim reporting periods. G&A expenses were approximately 4.5 million, or 14.2% of revenues for the second quarter of fiscal 2005, compared to approximately 4.5 million or 12.3% of revenues for the same period of fiscal year 2004.

G&A expenses incurred during the first six months of fiscal 2005 were approximately 8.4 million, or 13.5% of revenues compared to approximately 9.2 million, or 14.2% of revenues incurred during the same period of '04. As a percentage of revenues, G&A expenses were higher during the second quarter of fiscal 2005 compared to the second quarter of fiscal 2004, due to the decrease in revenues during the second quarter. However, G&A expenses were lower in the first six months of fiscal 2005 compared to the same period of fiscal 2004, as a result of the use of lower annual targeted indirect rates at interim reporting periods.

Operating income as a percentage of revenues for the second quarter and first six months of fiscal 2005 were 11.6%, 11.3% respectively, compared to 12.8% and 12.1% respectively achieved during the same periods of fiscal 2004.

The increase in interest income for the second quarter and first six months of fiscal 2005 is primarily due to higher cash and short-term investment balances when compared to the same period in '04.

Effective tax rate for the second quarter and first six months of fiscal 2005 is 41%, compared to an 18.8% effective tax rate for the second quarter of fiscal 2004 and 25.4% for the first six months of fiscal 2004.

During the second quarter of fiscal year 2004, we determined that the valuation allowance against our deferred tax assets was no longer required. This resulted in a credit to our tax provision that lowered our effective tax rate for the second quarter of fiscal 2004. Net income as a percentage of revenues for the second quarter and first six months of fiscal 2005 was 7.3% and 7% respectively compared to 10.7% and 9.4% respectively for the second quarter and first six months of fiscal 2004.

I should note that the implementation of FAS 123-R takes effect for Applied Signal in the first quarter of 2006. Management and the board of directors are reviewing the ramifications of the various models and will decide on a course of action during this summer. Finally, I’d like to conclude with a brief review of the balance sheet. As you can see, it remains strong. Cash and short-term investments improved by about 7.8 million, compared to the same balances at October 31, 2004. For a combined balance of approximately 51.6 million.

The increase was due to an increase in billing and collection activities. Accounts receivable totaled 29.4 million, included in AR, our build receivables of about 16.2 million and unbilled receivables of about 13.2 million. The inventory balance during the second quarter was about 5.2 million higher when compared to the inventory balance at October 31, 2004. The primary reason for this growth was due to an unfavorable indirect rate variance of approximately $4 million. As a reminder, we record contract revenues and costs of operations for interim reporting purposes based on annual targeted indirect rates. During interim reporting periods, variances may accumulate between actual indirect rates and the annual targeted indirect rates. The indirect rate variance that develops is recorded in inventory as part of our work in process.

Unfavorable variances, increase work in process inventory while favorable variances decrease work in process inventory. The indirect rate variance at Q2 '04 was a favorable variance of about 6.2 million. We paid dividends of approximately 1.4 million during the second quarter of fiscal 2005, and as a reminder we pay an annual dividend of $0.50 per share payable on a quarterly rate of 12.5 cents a share. That’s my overview of the financial statements for the second quarter, and I’d like to turn it back to Gary and let him provide some comments on the quarter.

Gary Yancey – Applied Signal – President, CEO

Yeah, thanks, Jim. I don’t know if anybody is really interested in this first acquisition that we have done or not, but I’ll talk about it for a minute. In 2003, we set a goal for ourselves, strategic goal of expanding beyond just communications intelligence, which was a very narrow set of signal intelligence. Of course, anybody that’s followed the company knows that we did launch an internal initiative by forming a new division, hiring some experts in the field of electronic intelligence and opening an office in Allen, Texas, to pursue electronic intelligence or the collection of signals from weapons systems, and the analysis thereof. We wanted to also expand into other forms of intelligence gathering, staying within defense electronics that we know, but to expand beyond just communications intelligence and perhaps beyond just signal intelligence or SIGINT. We had been looking at measurement and signal intelligence, MASINT, an area where the U.S. government is investing a fair amount of money, and we had also set a fairly lofty goal for ourselves to have the new areas be on the order of 20% of our revenue by the year 2008. We knew that was probably driving us to some form of additional catalyst versus just internal growth. And as we were evaluating what would be available to fit within the company, we discovered Dynamics Technology. We saw a very good technological fit. We think we have a good cultural fit. The onus is on us to work very hard to make this look very much like a success.

We obviously intend to do that. Since both companies are in a pretty heavy growth mode, extremely heavy hiring mode, there will be absolutely no reduction in staff as a result of this, no consolidation of facilities. As a matter of fact, it was fortuitous that we have some facilities in Virginia that can be used that DTI had been looking to expand in that particular area. So we actually can make use of some idle facilities.

And so we believe that it’s the best first shot we’ve ever taken at an acquisition and intend to feel good about this when we look back on it in the years to come.

So with that, I’ll open it up for questions.

Operator

Thank you. Ladies and gentlemen, at this time we’ll be conducting a question-and-answer session. If you would like to ask a question, please press star 1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. To remove your question from the queue, please press star 2. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Our first question comes from Jim McIlree with Unterburg. Please state your question.

<Q>: Thank you, good morning. Can you give us some indication about the revenue and margins of DTI on either a trailing or perspective basis?

<A>: DTI’s fiscal year ends actually 1 July, at the end of July. They’re targeting between 21 and 22 million in revenue. They run an operating model very close to ours. Remember, they’re in government contracting as well. It’s highly regulated contracting vehicle, if you like. And so they will be in the 10 to 13% operating margin range that we are. They’ve been more oriented in the times past towards R&D and not production type contracts. So they’re down on the lower end of the 10 to 13%, and we think the combined company on a going-forward basis will stay within the operating model that we have set, which is 10 to 13% operating margin.

<Q>: And do they have significant customer concentration?

<A>: No, actually, that’s the other thing that brings to the picture is a fair amount of expansion in customer base compared to Applied Signal Technology prior to the merger. Still within the intelligence community, probably more concentration within the intelligence community than not. Although, actually half of their revenue comes from the Navy, something that Applied has not really had much contracting activity with the Navy and it’s about three organizations within the Navy that they deal with. And then the remainder is within the intelligence community. And they’ve been a bit more successful than we have in breaking into the department of Homeland Security as well.

<Q>: Okay. And that’s great. Jim, did you say that the unfavorable rate variance at the end of the quarter was $4 million?

<A>: Yes, I did, Jim. It was a favorable variance at the end of Q2 '04 just for comparison purposes.

<Q>: Finally regarding the stop work order is everything still on track for the initial operating capability, what was that, this fall, and if that happens, can we assume the stop work order is lifted at that point?

<A>: No, you don’t want to make that assumption. Everything is on track for an on time delivery, but it’s our assumption that the government ultimately will want the additional capabilities, but there’s nothing in I’ll say in writing that says that once we’ve delivered the first unit that they’ll let that stop work order. So one should not assume that.

<Q>: Okay. Great. Thank you.

<A>: Thank you.

Operator

Our next question comes from Steve Gish with Roth Capital Partners. Please state your question.

<Q>: Good morning. Gary, could you talk a little bit more about the technology that you gained in this acquisition and the pipeline. What do their bookings look like currently?

<A>: Well, let’s see, their bookings, again you’ve got to believe they’re one month from the end of their fiscal year. They have some that are imminent. The bookings, let’s see, I don’t remember, Jim, if you remember the bookings.

<A>: Yes, I do, Gary. They were on the order of 25 to 28 million. There’s things that are moving around there, Steve. So it’s hard to estimate exactly how the year will finish. But it’s somewhere in that range.

<Q>: That’s for the full year?

<A>: Yes.

<Q>: Okay. Great.

<A>: And some of the technology they’re bringing, very strong in synthetic aperture sonar processing, so this is underwater exploring for protection purposes, applicability to port protection and applicability to counter-intelligence, as well as intelligence applications. We think we bring, we know we bring technology that can make these processing algorithms fieldable solutions that can go in unmanned underwater vehicles, can go in towed arrays for underwater surveillance. They also bring some measurement and signature intelligence technology which is very important for our major airborne SIGINT program. They have a MASINT requirement so we think this technology can be applicable there. We have a associated particle imaging technology that is used as neutron imaging that can perform three dimensional analysis of things that are inside of containers or inside of objects and also can determine the composition of what’s inside the objects. We think this will have a major homeland defense opportunity.

They bring some very important systems mission operating software that can be applicable to some of the larger programs that we have going where we’re providing the signal processing and need to provide a more complete system with the operating systems. There’s a number of host technologies that they also bring. So it gives us some very nice diversification into sensor processesing or sensor signal processing, as we’re calling it, that goes beyond just signal processing and signal intelligence.

<Q>: And you had mentioned a lot of their work is heavy on the contract R&D side.

<A>: It is currently, Steve. And one of the things that both companies think are very meaningful here is the fact that we can pull this into production. We have obvious proven capability to do that, and we have the technology that can bring these in to fieldable solutions. So we believe it’s a perfect time to be bringing this R&D into products and systems for solutions to the different problems.

<Q>: And those product solutions, does DTI have capability to manufacture those products, or are they primarily R&D then the core business, Applied Signal, would manufacture?

<A>: The new Applied Signal would have the core capability to manufacture the products. It will be what Applied Signal brings to the equation, both some technology but more importantly the manufacturing capability.

<Q>: Okay. Jim, could you just address two issues. Sarbanes Oxley compliance, where you are with that audit, and expenses for that, and also if you could just go over again why research and development costs were down this quarter.

<A>: Sure. As far as the Sarbanes Oxley internal controls work, we have completed our pass of the documentation and have completed our walk-through. Ernst & Young is about halfway through their walk-through. We have developed our test of our controls. We’ll begin our testing in the June time frame. We anticipate that Ernst & Young will be in in July to start testing our controls.

As far as internal cost, we’ve incurred a little over $600,000 to date on controls related work. And then as far as the other question, Steve, was a question about R&D, why it was lower.

<Q>: I think in the past you thought that on an annual basis, as a percent of sales, it will be higher than what you reported this quarter. So if you could just review your comments that you said earlier.

<A>: Yeah, they were lower in absolute dollars during the second quarter, mainly as a result of the use of annual targeted indirect rates. There’s the labor component that’s a charge, but then we add our targeted overhead rate on to R&D. So it’s really more a factor of the use of indirect rates.

<Q>: So does that imply that later on this year we could see a step-up in an absolute figure? Maybe an adjustment in Q4?

<A>: I don’t think we’ll see much of a change there in R&D between now and the end of the year. It should be in our normal range, 10, 11% of revenue.

<Q>: Okay. Great. And will DTI be included in the Sarbanes Oxley audit?

<A>: It’s currently anticipated that they will be excluded.

<Q>: Excluded. Okay. Then incorporated in FY '06?

<A>: Yes.

<Q>: Thank you.

<A>: Thank you, Steve.

Operator

Our next question comes from David Gramous with Thomas Weisel Partners. Please state your question.

<Q>: Thanks. Good morning. Could you provide us with an update on your hiring efforts and what was the head count at the end of the quarter and maybe remind us where you ended the January quarter in terms of head count.

<A>: Sure. Let’s see, in February, the last call, we were about 503 employees, David. As of Monday we’re about 519. So we’ve added almost 20 people here during the quarter.

<Q>: What’s your full-year hiring plan? I think last quarter you talked about really starting to push harder on the hiring, what’s your full-year plan and your level of comfort you can get there?

<A>: The full-year plan is on the order of another 80 people. And it took us longer to get the hiring effort going than I would have anticipated. And we think it is going properly now. We still anticipate meeting our hiring requirements by the end of the year.

<Q>: Great. And then your top line was shy of my expectations. How did the results compare with your internal expectations, and specifically I’m interested in how the execution is going on your largest contracts. I think last quarter you talked about a few contracts that were maybe a little bit behind on execution.

<A>: Well, again, the hiring is affecting some of the contracts since we have a pretty heavy bias right now towards R&D contracts, which are labor intensive. We probably were still a bit short of the revenue that we would have predicted, that we did predict in our plan. Part of that is due to, as we said in the release, part of that is due to the slippage of product orders. And then part of it is due to staffing. The plan was reflecting the reduction in effort on the major program. You need to remember the one that we won that we announced a couple of months ago was almost three months later, was awarded almost three months later than the government had planned. So that also contributes some to us being behind what originally would have been in our plan.

<Q>: In the past you’ve projected 20% top line growth. That doesn’t look achievable this year at least excluding the acquisition. Is there anything you can say about your revenue plan this year, excluding the acquisition, do you expect revenue to be, you know, up or down this year?

<A>: There’s nothing we can say about our revenue plan this year?

<Q>: I’m sorry?

<A>: We don’t give guidance. So we really don’t have anything to say about the revenue plan.

<Q>: But in the past you have talked about a 20%, 20 to 25% target. Is that what we --

<A>: What we have said is that if you look at the pipeline that we roll up from a bottoms-up roll up from a five-year basis, that equates to a 20, 25% year-over-year growth but we’ve also been fairly explicit about the fact that that can be somewhat lumpy, if you want year to year. And it really is over a longer range projection it shows that kind of growth. So that’s really the only guidance, that and our operating model are really the only guidance that we give, and we’re still comfortable with that kind of long range growth. But it can be on a yearly basis it can be somewhat lumpy. And so we don’t give the yearly projections.

<Q>: Okay. Last question. You haven’t made acquisitions in the past. Why is the timing right now for this one? And since it’s something new for you, you know, what are you doing to ensure that the integration goes smoothly? Have hired personnel with experience integrating acquisitions, what are you doing down there?

<A>: Working damn hard. I’m down at the Torrance office as we speak. We had an all-employee meeting that included the Arlington, Virginia office and the Torrance and Orange County office, Anaheim office, last night, and announced this and have been working with the people. We don’t have currently within Applied a lot of people that had experience doing this. We’re putting a major effort into the integration process and making it rapid. The reason the time was right, I guess, if you want to call it the time was right, I should mention, this process started last September. We have engineered this process with this company since last September to finally come to a definitive agreement. Now, I think we have put a major effort into evaluating how well we think it can integrate and what the new company, what kind of opportunities the new company has. The time was right, I guess, because this opened up a lot of new marketplace, a lot of new technology still in defense electronics that gave us a lot of diversification and we had a core competency to add to the equation where we could still take a lot of technological solutions into fieldable solutions. So it all just seemed to fit exactly right.

<Q>: Thanks.

Operator

Our next question comes from Jay Meyer with MJSK Equity Research. Please state your question.

<Q>: Thanks, good morning.

<A>: Hi, Jay.

<Q>: Just a couple follow on questions here. First of all, regarding the backlog, did you give that number out yet in.

<A>: No, our backlog, Applied backlog at the end of Q2 is approximately 113.6 million.

<Q>: Is that net of the potential debooking that we’ve been talking about?

<A>: That debooking has not been deducted yet. We’re not sure when that’s going to happen, Jay. It keeps getting pushed to the right. So that 11 to $13 million potential debooking has not come out yet.

<Q>: And that’s related to the same stop work order that’s causing some revenue issues?

<A>: Yes.

And the other thing I should add on backlog, the backlog does not include the anticipated additional $30 million or the recent letter contract award of $5 million that we received.

<Q>: Right. Exactly. Good point. And I don’t know if Gary or Jim should take this question. But regarding DTI, pretty good look-back you gave us. But can you touch on any seasonality or lumpiness in that business or is that a relatively smooth business line?

<A>: I doubt that it’s any more smooth than probably than ours. I don’t know that -- I guess I haven’t looked at it in that kind of detail year over year to really think of it. I mean quarter by quarter in past years. So I think the best assumption you can make is that that won’t change anything in terms of what I guess you referred to as lumpiness in the results.

<Q>: Okay. That sounds good. And finally, getting back to that human capital issue. Last quarter you experienced some constraints there. I think you mentioned you had to take some people off of production in order to facilitate some RFP work or RFQ work or something like that. Are you still experiencing those types of constraints, or I mean you mentioned that you’re kind of back on target for your hiring. But does that still imply that you’re constrained here or not?

<A>: No, we’re constrained. And we need to hire. We still look at it as a good thing that the bid and proposal activity is high. Especially since a large number of the efforts that we’re bidding are sole source efforts. So we actually look at that as a positive thing, but it does put a strain, if you like, on our resources. And we’re just dealing with that.

<Q>: I understand. Thank you very much.

<A>: Thank you.

Operator

Our next question comes from Lavon von Redding with Hockey Capital. Please state your question.

<Q>: One quick question. In terms of the stop work order for those who are not as familiar with the company, could you give me some background as to what happens, the timing as to when the stop work order came through. And although you don’t give I guess any top line guidance you did mention that you have given some guidance related to your operating model. I think you mentioned 10, 11% kind of R&D expectations. Could you kind of just run through that for me as well, please?

<A>: Yeah. You want to --

<A>: Sure. The little bit of background on the stop work notice. We received that last year, 2004, in about the June time frame. There was a lot of uncertainty at that time as to what our customer wanted. We’re a subcontractor on that particular program to a major prime. The sponsor of the entire program was concerned about meeting a critical delivery date in the beginning of calendar year 2006. And so one way to help abate the risk of missing that critical delivery date was to delay the start of additional capabilities that were included in the contract. So what the sponsor did is they instructed the prime and all our subcontractors to stop work on the portion of the contract that had additional capabilities. And so that part was stopped. And the focus was to meet the initial operating capability in the early part of '06. Even though there’s nothing in writing to indicate this, there’s been discussions that, assuming a successful delivery in '06, the additional capabilities could come back later maybe in '06. So we don’t have anything in writing to suggest that other than, you know, there a seems to be a need for that capability.

Then your other question was on R&D?

<Q>: Operating margins. You talked about the overall just business model that you put out there.

<A>: Oh, sure. Operating margins. That tends to be the range that Applied has run in. We’re a pretty regulated business. We have cost reimbursable contracts that can return, oh, 6 to 9%, sometimes a little better, as far as operating income, depending on if it’s an award fee type contract and how well we do. So those are regulated. And then on the fixed price programs, those can return operating income 15% range or better. Some of our common build programs tend to do better, better than at 15% operating income because we build the inventory and take a risk on the ability to sell that.

So our model is pretty regulated and those are the kind of numbers that we see in that kind of range.

<A>: We show a 10 to 13% operating margin range Lavon.

<Q>: Okay. Is there some historical correlation or something I should take between your backlog and how your revenues flow through? You said it could kind of be very lumpy?

<A>: Yes, there’s -- it is difficult to predict that. It can be lumpy. The components of our backlog have changed some recently. Our backlog tends to be longer duration now. Back in the late '90s it used to be more a 8- to 12-month backlog. Excuse me. The backlog is getting longer now because our development programs are longer periods of time. So it does -- it stretches out longer than that where it used to be. It used to be 14 to 18 month backlog, in that kind of a range.

<Q>: Thank you.

Operator

Our next question comes from Steve Levenson with Ryan Beck. Please state your question.

<Q>: Good morning, Gary and Jim.

<A>: Hi Steve.

<Q>: In relation to the acquisition you said the operating model is about the same but with the debt you’re incurring could you let us know if you expect it still to be accretive to EPS in the current fiscal year or next year?

<A>: In the first full fiscal year, our models anticipate that it would be accretive. This year, this year meaning the last four months, assuming that the deal closes July 1st through the end of October, there’s anticipated integration costs that would be unallowable. So we don’t anticipate it being accretive here during the last four months. But in the first full fiscal year we, our models anticipate that it would be accretive.

<Q>: Thanks. I see you’re having a job fair next week. Have you received any initial responses to the number of attendees?

<A>: Well, we had a job fair last Saturday in Sunnyvale and had 175 people that signed up and came through.

<Q>: As far as hiring prospects? Pretty good? So so?

<A>: So so would be probably a better way to say it, Steve. I was talking to our manager of human resources last night, and she was saying that there was a number, 10 or more, that they want to make immediate offers to. And others that have follow-up interviews.

<Q>: Okay. Thank you. And Jim could you just give us a little additional detail on how the variance works and how you expect that to affect things through the balance of the fiscal year.

<A>: Well, right now, Steve, that variance is an unfavorable variance. We anticipate that through the combination of revenue generation and cost control that we can absorb that variance between now and the end of the year. In other words, it would go to zero. In any event we’re not successful at doing that, we can raise our billing rates to our customers. So there are some alternatives. The other thing we can always elect to not bill our customers for the overrun in our rates, but at least at this point in time we anticipate that the combination of revenue and cost control will be able to absorb that variance.

<Q>: So in other words you still expect a decent pick up in revenue in the second half of the year relative to the first half, excluding DTI, of course?

<A>: Yes.

<Q>: In relation to the bid and proposal process, can you give us an idea of the magnitude and if possible some information on the things that you’re bidding on when you might expect to see some contract awards.

<A>: Well, it’s a variety, quite a variety of things that we’re bidding on. The awards we believe will be starting to come in during the third quarter and definitely the fourth. As you know, we’re typically -- typically book on the order of 60% of our orders in the last half of our year and we don’t see anything different this year in terms of that. So you know it’s quite a variety. We’ve got quite a bit of additional efforts on the airborne SIGINT program that will probably be booked in the fourth quarter. Obviously we have the major contract that we announced that will book we think yet this year. The only interesting thing on that is that since they have a letter contract, we’re obviously working on the effort, and they can increase that and they’re talking about some additions to that contract. So it could be a little later before it books. And it could book a little bit larger. I was trying to think of any -- I guess I don’t know of any other major efforts that are still out there this year. It’s just quite a potpourri of efforts.

<Q>: When you said 60% of orders booking in the back half, are you including that $30 million as booking in the back half, or are you including that as sort of in the bag now just not on the sheet yet?

<A>: No, I would probably have been including that. And 60% is just a rough number, if you look over our history, you’ll find, you know, on the order of 60% or so booked in the last half of the year. And so that was what I was talking about. But I was just really talking historical.

<Q>: Okay. Thanks very much.

<A>: Thank you.

Operator

Thank you. Our next question comes from Chris Donaghey with SunTrust Robinson Humphrey. Please state your question.

<Q>: Hi, good morning. Gary, I was wondering if you could comment, even without the stop work order, revenue would have still have been flatter with last year. So are we in a case where last year’s growth was just so strong that you’re coming off very difficult comps, or are you seeing a slow down in certain programs or agency wide at either the NSA or CIA?

<A>: Well, it could be a bit of everything you just talked about. There was pretty rapid growth last year. So you’re right about the comps. Obviously the staffing is still an issue. We need more staff right now, and we’re working on that. Probably in terms -- if you look at order flow, the problem is we’re quite distorted, because we had that finalization of the large contract in the first quarter of last year, you know, $48 million orders which is completely atypical for our company. So it’s a little hard to draw exact conclusions from that comparison. But still we’re probably seeing the orders slipping more into the back end of the year than we did last year. Last year was somewhat atypical in orders coming in earlier in the year. We have some customers that have been waiting for the supplemental. That supplemental, even though as we know is almost two months ago, that it was approved by congress, is just now getting to the people that can actually execute orders with the companies. So that’s starting to come along, and we had some customers that were relying on that. So I think we’ll be seeing the order flow definitely -- definitely picking up and has probably shifted some. So probably the mix of all the fact that we’re heavier mix towards R&D of course is putting more of a demand on staff and so the staffing is an issue also in that.

<Q>: Okay. But can you characterize any type of just what you’re seeing at NSA or CIA? Are they subject to what’s going on with the supplemental? Are they from a separate funding?

<A>: No, part of it is, definitely both of those agencies, part of what they are wanting to execute this year is in the supplemental. So they are definitely affected with that sum. But you can’t -- it’s kind of tough to make an agency wide statement because it’s pretty ironical that man every office is kind of like an independent, almost an independent government agency. And so it doesn’t go just across the board that they would all be reliant upon the supplemental or not. But we definitely have customers in those agencies that are awaiting for the supplemental.

<Q>: Okay. How would you characterize the hiring engine right now? Is it in full gear? Is it still coming up to speed?

<A>: No, I’d say it’s full gear. I personally would have been happier if we would have had more brought on this last quarter. But no, I think it’s pretty full gear. It’s a pretty major investment we’re putting in right now to bring in applicants.

<Q>: Okay. And one last question. Can you update us on the progress on the Army Airborne contract?

<A>: They’re still kind of -- it’s a spiral development and we go through different phases of flight tests and evolvement if you like of the technology. They’re in the second set of flight tests pretty much as we’re speaking. And what they do is we call it a fly-and-fix mode, basically fly and test, make modifications to the development. And that’s for the first type of aircraft and the first aircraft they plan on us outfitting to other aircraft somewhat in parallel with this development. So it’s also quite demanding and quite demanding on staffing.

<Q>: Okay. Thanks.

Operator

Our next question comes from Salomon Acule with Stifel Nicolaus. Please state your question.

<Q>: Couple quick questions if I may. In terms of DTI. You said they had bookings of 25 to 28 million.

<A>: Those are all forecasted bookings and bookings can move around. And it’s an estimated range.

<Q>: Certainly understand that. My question was going to do they come with a backlog?

<A>: Do they what?

<Q>: Do they have a backlog?

<A>: Yeah, yeah, Jim, I think it’s around 13, 14 million?

<A>: Gary, --

<A>: I think it’s on that order.

<A>: I don’t have a current backlog number as of the end of April. Gary’s right. It was around 13, 14 million at the end of March.

<A>: There’s a couple of orders that could still come in in their fiscal year, which is one more month. Or not. But that they still are pretty confident will be coming in.

<Q>: Great. Then the other question I had is: Why are you utilizing a bank line on this acquisition?

<A>: Well, we believe that it was, our balance sheet could handle some leverage. We looked at different models and in the long run this produced the best cash position for the company and so we figured we’d take some leverage on this and use a bank line.

<Q>: Are the sellers wanting any equity at all?

<A>: Equity in Applied?

<Q>: Correct.

<A>: No, this is an all-cash deal. So, no.

<Q>: Thank you very much.

Operator

Our next question comes from Steve Gish with Roth Capital Partners please state your question.

<Q>: Jim, just a couple follow-up questions. What was the revenue from DTI in the last fiscal year?

<A>: Wasn’t it 18 million? 17, something like that?

<A>: Something like that. I have it right here. These are reviewed numbers. They’re not audited numbers. Sorry I have to find it. Revenues were a little over 18 million for fiscal 2004.

<Q>: Great. And then I think typically you’ve given out the mix in the quarter between cost plus versus fixed price revenue?

<A>: Yes. For the quarter, our cost plus jobs were approximately 80% of our revenue. And our fixed price jobs were approximately 20% of our revenue for the second quarter.

<Q>: Okay. Do you have at your fingertips what the backlog was a year ago?

<A>: Let’s see. I do. I think it’s similar. I think it’s around 100, 113, 114 million. Sorry just a second. Let me find that. I do have that information.

<Q>: If I heard you correctly, the acquisition should officially close by July 1st?

<A>: That’s the target, yes.

<A>: Sorry, Steve. I have to look back.

<A>: I think it was very similar.

<A>: It was right in that range.

<Q>: That’s fine. I can look it up. Thank you.

<A>: Thank you.

Operator

Our next question --

<A>: Steve, yeah, it was 113.8 million. Yes. It’s similar.

Operator

Our next question comes from Tyson Halsey with Halsey Advisory, please state your question.

<Q>: Hi gentlemen. What I’m trying to understand as probably a lot of people are, is what the future holds. And it seems as if there’s been a strategic change you’ve said on the one hand you see significant interest in signal intelligence, and you see a lot of growth there, yet on the other hand you’re making some sort of strategic diversification in terms of your business. Can you describe broadly where you see these trends? I mean we’ve come from 9/11, a significant change in terms of spending by the defense department and do you think that you’ve seen a significant rampup in a plateau of signal intelligence? Is that it? Can you also discuss your MASINT or signature intelligence, is that something that would be useful in identifying chemical weapons or nuclear weapons? I’m trying to get a sense of -- I guess that’s clear.

<A>: Okay. Well, first of all, you know, we’re seeing a demand for all forms of intelligence. So if I misled with my statement, that was in error. It’s not just signal intelligence. That’s a major form of intelligence gathering is signal interception and the analysis thereof. But any form of intelligence for global security has major emphasis right now. To your question on measurement and signature intelligence, or MASINT, yes absolutely it can determine chemicals, it can determine nuclear weaponry. It’s very important for a lot of the homeland security issues that are being addressed right now by the department of Homeland Security. So in general we’re seeing a major emphasis on intelligence. We thought two years ago that it made a lot of sense to diversify beyond just a narrow band of signal intelligence, and that by investing in electronic intelligence, with the new divisions started here and also wanted to get into other forms of intelligence gathering for, again, for global security. So felt that this acquisition definitely made a lot of sense with the core competencies that both companies had to make us a more well rounded intelligence resource, I guess.

<Q>: With the benefit of hindsight, which is always 20/20 predicting in your business is hard for a variety of reasons. But what has been the growth in signal intelligence over the last few years and do you want to venture a guess as to where it will be going forward?

<A>: I don’t want to venture a guess. And I wouldn’t know how to quantify the growth in signal intelligence. They classify the intelligence budget. There’s been some data release that came across here a while back that indicates, you know, intelligence spending is maybe 45 to $50 billion of the whole defense budget. But to get that quantified down to the addressable market for us you just don’t get that kind of visibility.

<Q>: To get up to 45 billion that’s been growing at a 30, 40% rate, and do you think that that’s going to flatten? And I’m just throwing out a number. There’s no prospective you can give us on the growth that you’ve seen there?

<A>: There isn’t. They don’t typically talk about the intelligence budget enough to know sort of when to be able to look at what kind of growth rate is set.

<Q>: Is it safe to say that it’s slowing down because the actions in Iraq and Afghanistan may be passing the tipping point?

<A>: I guess it would be safe to say anything you want to. I have no idea if it’s slowing down for that. I think you can make arguments either side. If we’re going to back off on some of our tactical capabilities, you can make arguments that we need even better intelligence. So I’m not sure that I would see anything that’s going on right now that would hint to me that the need for intelligence backing is slowing down.

<Q>: Okay.

Operator

Thank you. Our next question comes from Kevin Eade with Merryman. Please state your question.

<Q>: It’s Kevin Dede. Congrats on DTI, Gary and Jim. Could you give us a snapshot of their balance sheet, cash debt.

<A>: This was as of the end of March. Sorry, Kevin. I’m trying to find some of that information.

<Q>: How many folks do they have?

<A>: About 100.

<A>: 100.

<Q>: Okay. Do you think that their locations, Virginia and Southern Cal, give you access to other people and could you see moving some of your current projects to those locations in order to get them done more readily?

<A>: We definitely will make use of any of our satellite offices, any of our locations for staffing, not just respective to one specific group in the company. So to the extent we can get talent down here at the Torrance office right now, that we can get talent in southern California, we definitely would do that. The Virginia office is very close to the previous Virginia office. So we’re still in the same talent pool there that we had been. You know, these days we can definitely do that. We can definitely work well with our satellite offices. So to the extent we can get talent as a result of this, we would do that, yeah.

<Q>: Okay. Yeah, Jim, if you could find some numbers for me.

<A>: Sure. These are real rough, Kevin. We’re really not prepared too much to talk about the financials of DTI. We’ve got work to do. We have data that was available to us. So I’m going to give you just real ballpark numbers. What we saw as of the end of March of '05, total current assets, assets of about 5.5 million. And then, let’s see, long-term liability -- excuse me, current liabilities of about 2.5 million. And then the balance would be equity. So that gives you a ballpark of what we’ve seen.

<Q>: Great. Thanks for taking all the questions today, guys.

Operator

Our next question comes from David Gramaos with Thomas Wiesel Partners. Please state your question.

<Q>: Just some follow-ups. First a clarification. Did the indirect rate variance that you talked about, did that have any impact on the P&L in the quarter?

<A>: No.

<Q>: And what was the operating cash flow in the quarter?

<A>: Operating cash flow. Sorry, David. Cash from operations was, let’s see -- sorry.

<Q>: Maybe while you’re looking that up, another one. Were there any one time items like, you know, in the past you’ve had some inventory obsolescence charges, wondering if there was anything like that in the quarter.

<A>: Yes. Operating activities provided cash of approximately 10.8 million. And then as far as inventory last year in the second quarter we scrapped, I believe it was about a million dollars. And then this year it was about 160,000 that was scrapped in the second quarter.

<Q>: Okay. And what interest rates do we use to model the bank loan for DTI?

<A>: We believe right now we haven’t defintized anything with Wells Fargo, but it’s around 6.3, 6.4%.

<Q>: Last one. Are there any upcoming competitive opportunities to keep an eye on? I know that Joint Threat Warning Receiver you talked about in the past, may be hitting '05. BAMS is floating around, I guess. Is there anything we should be watching for within the next 6 to 12 months?

<A>: I don’t know, the Joint Threat Warning Receiver seems to keep stretching out. They’re in field tests again at Fort Benning, Georgia. I’ll be down there in another day or so observing some of these tests. I’m not quite sure when they’ll make some decisions in terms of some orders. BAMS, you’re right, it’s questionable where that is. I was trying to think of some other competitive ones. There are some that are classified. You wouldn’t read anything about them, that we’re working with some primes. So, yeah, anything you could read about might be something like BAMS and obviously we can talk about Joint Threat Warning Receiver once some decisions are made. But they haven’t been made yet.

<Q>: Okay. Thanks.

Operator

Thank you. Our final question comes from Paul Kreeger with Citus Investment Management. Please go ahead.

<Q>: Last quarter you had an issue with subcontractors not billing you, hence your pass-through revenue was depressed. Has that issue been cleared up? And how did it flow through this quarter?

<A>: Turns out that was the combination of some late billings and also us being behind on some of the development so that we weren’t able to task the subcontractors adequately. The late billings issues pretty well cleared up. We still are behind some, especially on our airborne program in terms of the next development and that’s a little bit of the staffing issue we’re working at right now to get on top of that.

But the late billings are cleared up.

<Q>: Could you quantify just how much it was in the quarter?

<A>: No. No.

<A>: I don’t know either, Paul.

<Q>: Your last caller asked a question regarding the indirect variance change, if it has an impact on the P&L. And you answered no. And I’m trying to understand how that is. It seems to me that it’s just kind of a capitalizing of an expense.

<A>: Yes. And I understood the question to be did it have an impact on P&L for the quarter. And the answer is no. Because it is a capitalized item that is in inventory. Assuming we absorb the variance by the end of the fiscal year, there would be a zero impact on the P&L. If we didn’t absorb it, just as hypothetical we finish the year with $4 million of negative variance, then what we would do is we could raise our billing rates to our government customer or customers or we could elect not to bill for that. Or some combination thereof.

<Q>: I understand. But if you do recognize it through the course of the year, aren’t you kind of just, you’re kind of overstating this quarter’s profitability, but understating future quarters. I understand your point, but it does seem like --

<A>: If we absorb it and it goes to zero, then every quarter would be properly stated. It’s an estimate as to what we think is going to happen for the year.

<Q>: I understand the issue, just capitalizing a cost today and kind of flowing it into the P&L into future quarters, there’s kind of a time shift in profits and I just didn’t understand -- I just didn’t agree with your answer.

<A>: Okay.

<Q>: Thank you.

Gary Yancey – Applied Signal – CEO

All right. I think that was the last question. So we thank everybody for participating and we’re available for any kind of discussion.

Operator

Thank you. Ladies and gentlemen, this does conclude today’s conference. All parties may disconnect now. Thank you.